Exhibit 99.1
Ambac Announces Third Quarter 2017 Results

•
Net Loss of $(190.9) million or $(4.20) per Diluted Share and Adjusted Loss[1] of $(149.8) million or $(3.30) per Diluted Share for the Quarter Ended September 30, 2017 primarily as a result of adverse Puerto Rico reserve development

•	Book Value per Share decreased $3.67 to $33.33 and Adjusted Book Value[1] per Share decreased $3.79 to $24.56 at September 30, 2017 from June 30, 2017

•	Ambac continues to execute on key strategic priorities:

◦	Insured net par reduction of $4 billion, or 6%, to $67 billion enhanced by proactive loss mitigation strategies

◦	Corporate reorganization executed, reducing headcount by 19% and compensation expenses by approximately 20% or $8.5 million annually

◦	Continued progress on AAC's Segregated Account Rehabilitation Exit Plan-Rehabilitator filed plan amendment documents

◦	Increased investment in Ambac insured COFINA bonds to 40% and PRIFA bonds to 24%

◦	Ambac completes strategic review

NEW YORK, NY, November 8, 2017 (GLOBE NEWSWIRE) -- Ambac Financial Group, Inc. (Nasdaq: AMBC) ("Ambac"), a holding company whose subsidiaries, including Ambac Assurance Corporation (“AAC” and together with Ambac, the "Company"), provide financial guarantees, today reported a net loss of $(190.9) million, or $(4.20) per diluted share for the third quarter of 2017, compared to net income of $7.1 million, or $0.16 per diluted share, for the second quarter of 2017. Adjusted Loss in the third quarter of 2017 was $(149.8) million, or $(3.30) per diluted share, compared to Adjusted Earnings of $70.4 million, or $1.54 per diluted share in the second quarter of 2017. Net loss and Adjusted Loss in the third quarter of 2017 were adversely impacted by public finance losses and loss expenses incurred, primarily stemming from adverse Puerto Rico reserve development. During the second quarter of 2017 net income and Adjusted Earnings benefited from the successful commutation of an insured interest rate swap and other loss mitigation efforts at Ambac Assurance UK Limited ("Ambac UK"), which more than offset losses and loss expenses incurred in public finance and student loans.
Claude LeBlanc, President and Chief Executive Officer, stated, “While our third quarter results reflect the uncertainty surrounding Puerto Rico, we continue to make progress towards improving Ambac's risk profile and financial stability by executing against our strategic priorities. This included finalizing the review of our corporate strategy, including the evaluation of a future long-term business strategy, and implementing operational improvements through an internal reorganization, resulting in significant future compensation expense savings. We also worked diligently to progress the process for the Segregated Account to exit rehabilitation and continued to actively pursue recoveries and protect our rights through litigation."
Mr. LeBlanc continued, "We remain committed to executing on all of our strategic priorities, delivering results and increasing long-term shareholder value."
_________________________
1 See Non-GAAP Financial Data section of this press release for further information

Ambac's Third Quarter 2017 Summary Results
			Better (Worse)
($ in millions, except per share data)	3Q2017	2Q2017	Amount	Percent
Net premiums earned	$53.0	$43.2	$9.8	23%
Net investment income	87.2	85.2	2.0	2%
Other than temporary impairment losses	(13.5)	(1.8)	(11.7)	(650)%
Net realized investment gains	6.2	4.2	2.0	48%
Net change in fair value of credit derivatives	0.2	6.6	(6.4)	(97)%
Net gains (losses) on interest rate derivatives	4.0	34.1	(30.1)	(88)%
Income (loss) on Variable Interest Entities ("VIEs")	(4.0)	(1.2)	(2.8)	(233)%
Losses and loss expenses (benefit)	209.8	66.1	(143.7)	(217)%
Operating expenses	33.8	31.1	(2.7)	(9)%
Interest expense	29.1	28.2	(0.9)	(3)%
Insurance intangible amortization	45.7	33.5	(12.2)	(36)%
Provision for income taxes	5.4	6.9	1.5	22%
Net income (loss) attributable to Common Stockholders	(190.9)	7.1	(198.0)	(2,789)%
Net income (loss) per diluted share	$(4.20)	$0.16	$(4.36)	(2,725)%
Adjusted earnings (loss) [1]	(149.8)	70.4	(220.2)	(313)%
Adjusted earnings (loss) per diluted share [1]	$(3.30)	$1.54	$(4.84)	(314)%
Total Ambac Financial Group, Inc. stockholders' equity	1,508.0	1,674.1	(166.1)	(10)%
Total Ambac Financial Group, Inc. stockholders' equity per share	$33.33	$37.00	$(3.67)	(10)%
Adjusted book value [1]	1,111.6	1,282.7	(171.1)	(13)%
Adjusted book value per share [1]	$24.56	$28.35	$(3.79)	(13)%
Weighted-average diluted shares outstanding (in millions)	45.4	45.8	0.4	1%

[1]	Non-GAAP Financial Data

Strategic Review
During the third quarter, management and the Board completed a comprehensive review of Ambac's corporate strategy, including a review of available options for future new business initiatives. Following the conclusion of this strategic review, Ambac's strategic objectives are as follows: (i) ongoing, active run-off of Ambac's insured portfolio, with a focus on known and potential future adversely classified credits, (ii) rationalization and simplification of the capital and liability structures, and corporate governance, of Ambac and its subsidiaries, including through the successful exit from rehabilitation of AAC's Segregated Account, (iii) ongoing loss recovery efforts through active litigation management and the exercise of contractual and legal rights, (iv) ongoing review of organizational cost effectiveness and efficiency of the operating platform and (v) the evaluation of future new business initiatives in certain business sectors adjacent to Ambac's core business. This evaluation will be conducted through a measured and disciplined process to identify opportunities that meet certain acceptable criteria that we believe will generate long-term shareholder value with attractive risk-adjusted returns. Management will seek opportunities that are synergistic to Ambac, match Ambac's core competencies, are rapidly scalable, or available through mergers and acquisitions and that may also allow for utilization of Ambac's net operation loss carry-forwards. Available options and timing of execution of those options will be measured against resource needs and the business priorities of our overall corporate objectives.
Business Updates
On July 19, 2017, Ambac announced that it reached an agreement on a holistic restructuring transaction to conclude the rehabilitation of AAC's Segregated Account.  The process to conclude the rehabilitation of AAC's Segregated Account officially began with the Wisconsin Office of the Commissioner of Insurance filing the rehabilitation plan amendment documents on September 25, 2017. A pre-trial conference is scheduled for December 14, 2017 and the confirmation hearing is scheduled for January 4, 2018 through January 5, 2018.  Ambac expects the transaction to close during the first quarter of 2018, subject to court approval, among other conditions.

Following a careful review of the needs of the organization, Ambac took significant additional steps to further streamline its cost structure and improve operating efficiency, which included a corporate reorganization resulting in a reduction of approximately 19% of the employee base since December 31, 2016. As a result of these actions, it is estimated that approximately 20% or $8.5 million of annual compensation expense savings will be realized.

Net Premiums Earned
During the third quarter of 2017, net premiums earned were $53.0 million, compared to $43.2 million in the second quarter of 2017, including accelerations of $26.2 million and $13.2 million, respectively. Normal premiums earned decreased $3.2 million or 11% primarily due to the continued runoff of the insured portfolio, including previously pre-refunded policies. Accelerated premiums earned increased $13.0 million or 98% primarily as a result of de-risking activity related to two international asset-backed policies.
The following table provides a summary of net premiums earned for the three month periods ended September 30, 2017 and June 30, 2017, respectively:

	Three Months Ended
($ in millions)	September 30, 2017	June 30, 2017
Public Finance	$14.7	$17.6
Structured Finance	5.6	5.2
International Finance	6.5	7.2
Total normal premiums earned	26.8	30.0
Accelerated earnings	26.2	13.2
Total net premiums earned	$53.0	$43.2
Net Investment Income
Net investment income for the third quarter of 2017 and the second quarter of 2017 was $87.2 million and $85.2 million, respectively. Net investment income for the third quarter of 2017 increased as a result of improved performance on investments classified as trading and a higher allocation to insured non-RMBS bonds, partially offset by the impact of a reduction in the duration and size of the investment portfolio. Mark-to-market gains on invested assets classified as trading were $4.9 million in the third quarter of 2017 compared to $3.0 million in the second quarter of 2017.
The fair value of the consolidated investment portfolio decreased approximately $0.1 billion from June 30, 2017 to $6.2 billion at September 30, 2017, due primarily to claim payments on insured Puerto Rico bonds, partially offset by positive investment performance.
During the third quarter of 2017, AAC acquired additional AAC-insured Puerto Rico securities. As of September 30, 2017, AAC owned approximately 36% and 13% of its insured COFINA and PRIFA bonds. During October, AAC was able to further increase its ownership of its insured COFINA and PRIFA bonds to approximately 40% and 24%, respectively. As of September 30, 2017, Ambac, directly and through AAC, also owned approximately $1.5 billion of Deferred Amounts (including interest), which represented approximately 41% of the total amount outstanding.
Losses and Loss Expenses (Benefit) and Loss Reserves
Losses and loss expenses for the third quarter of 2017 were $209.8 million, as compared to $66.1 million for the second quarter of 2017.
The following table provides losses and loss expenses incurred by bond type for the three month periods ended September 30, 2017 and June 30, 2017:

	Three Months Ended
($ in millions)	September 30, 2017	June 30, 2017
RMBS	$(34.4)	$(15.9)
Domestic Public Finance	212.5	52.3
Student Loan	1.6	20.3
Ambac UK	(12.7)	(34.5)
All other credits	(1.9)	0.1
Interest on Deferred Amounts	44.7	43.8
Total	$209.8	$66.1

Third quarter of 2017 RMBS losses and loss expenses was a benefit of $34.4 million, driven by improved credit performance and the impact of a settlement with a mortgage insurer and a trustee (among other parties) resulting in recoveries of previously recorded losses. Second quarter of 2017 RMBS losses and loss expenses was a benefit of $15.9 million, driven mostly by improved credit performance and lower interest rates.
Domestic public finance losses and loss expenses incurred in the third quarter of 2017 were $212.5 million and were impacted primarily by adverse developments in Puerto Rico, as well as, certain other insured exposures. In the second quarter of 2017, domestic public finance losses and loss expenses were $52.3 million, impacted by adverse developments in military housing and several other insured exposures, including Puerto Rico which was driven primarily by a decrease in discount rates.
Ambac UK losses and loss expenses was a benefit of $12.7 million in the third quarter of 2017 primarily as a result of foreign exchange gains. Second quarter of 2017 Ambac UK losses and loss expenses was a benefit of $34.5 million resulting from the successful negotiation of a loss mitigation transaction related to an insured structured finance exposure as well as the favorable impact of foreign exchange rates.
During the third quarter of 2017, net claim and loss expenses paid, net of reinsurance, were $140.7 million which included $178.3 million of losses and loss expenses paid, primarily driven by claims paid on Puerto Rico bonds, offset by $37.6 million of subrogation received. During the second quarter of 2017, net claim and loss expenses recovered, net of reinsurance, were $2.7 million which included $50.4 million of losses and loss expenses paid offset by $53.1 million of subrogation received.
Gross loss and loss expense reserves (gross of reinsurance) were $4.0 billion at September 30, 2017, and $3.923 billion at June 30, 2017, which were net of $1.844 billion and $1.884 billion, respectively, of estimated subrogation recoveries related to AAC's pursuit of legal remedies to seek redress for breaches of representations and warranties. As of September 30, 2017, approximately $3.802 billion of Deferred Amounts, including accrued interest payable of $794.1 million, remained unpaid.
The following table provides gross loss and loss expense reserves by bond type at September 30, 2017 and June 30, 2017:

($ in millions)	September 30, 2017	June 30, 2017
RMBS	$2,489	$2,476
Domestic Public Finance	801	740
Student Loans	307	307
Ambac UK	290	296
All other credits	14	16
Loss expenses	99	88
Total	$4,000	$3,923
Net Gains (Losses) on Interest Rate Derivatives
Net gains on interest rate derivatives for the third quarter of 2017 were $4.0 million, all of which was associated with the macro-hedge following the commutation of certain legacy customer swaps in the second quarter.
Net gains on interest rate derivatives for the second quarter of 2017 were $34.1 million, which included $43.4 million of gains from the successful commutation of an insured interest rate swap, partially offset by a loss of $9.4 million associated with the macro-hedge. The successful commutation of the insured interest rate swap was accompanied by the termination of a previously adversely classified insured structured finance transaction in the third quarter of 2017.
Expenses
Operating expenses for the third quarter of 2017 increased by $2.7 million to $33.8 million from $31.1 million in the second quarter of 2017 primarily due to a $4.4 million increase in compensation costs, related primarily to severance costs associated with headcount reductions. These were partially offset by fees associated with the restructuring transaction announced on July 19, 2017. Third quarter operating expenses included $7.0 million and $2.2 million of expenses associated with the restructuring transaction and the OCI, respectively, compared to $9.2 million and $2.3 million in the second quarter of 2017. Subsequent to the planned conclusion of the Segregated

Account rehabilitation, all restructuring expenses and a majority of OCI related operating expenses associated with the Segregated Account will be eliminated.
Taxes and Net Operating Loss Carry-Forwards ("NOLs")
Provision for income taxes was $5.4 million for the third quarter of 2017, compared to $6.9 million for the second quarter of 2017. The third quarter provision included $6.1 million of Ambac UK taxes as compared to $6.6 million in the second quarter of 2017. Ambac UK taxes during both quarters were impacted by positive loss development due to active loss mitigation activity.
At September 30, 2017 the Ambac consolidated group had $4.2 billion of NOLs, including $1.4 billion at Ambac and $2.8 billion at AAC.
As a result of taxable losses at AAC in 2017, AAC generated a new post determination date NOL of $253.8 million which must be utilized prior to pre-determination date NOLs upon which tolling payments are made.
Total Ambac Financial Group, Inc. Stockholders' Equity / Book Value
Stockholders’ equity at September 30, 2017 was approximately $1.5 billion, or $33.33 per share as compared to approximately $1.7 billion or $37.00 per share as of June 30, 2017. The 10% sequential decrease was primarily due to the third quarter 2017 total comprehensive loss of $167.1 million.
Insured Portfolio
The financial guarantee insurance portfolio net par amount outstanding declined 6% during the quarter ended September 30, 2017 to $66.7 billion from $71.2 billion at June 30, 2017. The reduction in the insured portfolio primarily related to call and refunding activity in the public finance sector of $3.1 billion, amortization and pre-payments in the structured finance portfolio of $0.8 billion and a $0.6 billion decrease in the international portfolio. The decrease in the international portfolio was mostly driven by active de-risking efforts on two transactions, one at Ambac UK and the other at Ambac Assurance. The decrease in the international portfolio was partially offset by the strengthening of the British Pound relative to the USD.
Details of financial guarantee insurance portfolio are highlighted in the below table.

Net Par Outstanding	September 30, 2017	June 30, 2017
By Sector:
Public finance	52%	53%
Structured Finance	22%	22%
International	26%	25%
By Holder:
General account	61%	63%
Ambac UK	24%	22%
Segregated account	15%	15%
Adversely Classified Credits increased by a net $0.1 billion, or 0.5% to $15.3 billion in the third quarter of 2017 due to the downgrade of an international exposure partially offset by runoff of RMBS, the proactive restructuring of a distressed asset-backed transaction, and the commutation, and pay down of certain public finance transactions.
Non-GAAP Financial Data
In addition to reporting Ambac’s quarterly financial results in accordance with GAAP, Ambac reports two non-GAAP financial measures: Adjusted Earnings and Adjusted Book Value. A non-GAAP financial measure is a numerical measure of financial performance or financial position that excludes (or includes) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP. The most directly comparable GAAP measures are net income attributable to common stockholders for Adjusted Earnings and Total Ambac Financial Group, Inc. stockholders’ equity for Adjusted Book Value. We are presenting these non-GAAP financial measures because they provide greater transparency and enhanced visibility into the underlying drivers of our business and the impact of certain items that Ambac believes will reverse from GAAP book value over time through the GAAP statements of comprehensive income. Adjusted Earnings and Adjusted Book Value are not substitutes for Ambac’s GAAP reporting, should not be viewed in isolation, may be subject to change, and may differ from similar reporting provided by other companies, which may define these non-GAAP measures differently.
Adjusted Earnings (Loss). Adjusted Earnings (Loss) is defined as net income (loss) attributable to common stockholders, as reported under GAAP, adjusted on an after-tax basis for the following:

•
Non-credit impairment fair value (gain) loss on credit derivatives: Elimination of the non-credit impairment fair value gains (losses) on credit derivatives, which is the amount in excess of the present value of the expected estimated credit losses. Such fair value adjustments are affected by, and in part fluctuate with, changes in market factors such as interest rates and credit spreads, including the market’s perception of Ambac’s credit risk (“Ambac CVA”), and are not expected to result in an economic gain or loss. These adjustments allow for all financial guarantee contracts to be accounted for consistent with the Financial Services – Insurance Topic of ASC, whether or not they are subject to derivative accounting rules.

•
Insurance intangible amortization: Elimination of the amortization of the financial guarantee insurance intangible asset that arose as a result of Ambac’s emergence from bankruptcy and the implementation of Fresh Start reporting. This adjustment ensures that all financial guarantee contracts are accounted for consistent with the provisions of the Financial Services – Insurance Topic of the ASC.

•
Foreign exchange (gains) losses: Elimination of the foreign exchange gains (losses) on the re-measurement of assets, liabilities and transactions in non-functional currencies. This adjustment eliminates the foreign exchange gains (losses) on all assets, liabilities and transactions in non-functional currencies, which enables users of our financial statements to better view the business results without the impact of fluctuations in foreign currency exchange rates, particularly as assets held in non-functional currencies have grown, and facilitates period-to-period comparisons of Ambac's operating performance.

•
Fair value (gain) loss on interest rate derivatives from Ambac CVA: Elimination of the gains (losses) relating to Ambac’s CVA on interest rate derivative contracts. Similar to credit derivatives, fair values include the market’s perception of Ambac’s credit risk and this adjustment only allows for such gain or loss when realized.

Adjusted Loss was $149.8 million, or $3.30 per diluted share, for the third quarter 2017 as compared to Adjusted Earnings of $70.4 million or $1.54 per diluted share, for the second quarter of 2017. The Adjusted Loss for the third quarter 2017 relative to Adjusted Earnings for second quarter of 2017 resulted from higher losses and loss expenses and lower net gains on interest rate derivatives.
The following table reconciles net income (loss) attributable to common stockholders to the non-GAAP measure, Adjusted Earnings (Loss), for the three month periods ended September 30, 2017 and June 30, 2017, respectively:

	Three Months Ended
	September 30, 2017		June 30, 2017
($ in millions, other than per share data)	$ Amount	Per Diluted Share	$ Amount	Per Diluted Share
Net income (loss) attributable to common stockholders	$(190.9)	$(4.20)	$7.1	$0.16
Adjustments:
Non-credit impairment fair value (gain) loss on credit derivatives	(0.1)	—	(4.6)	(0.10)
Insurance intangible amortization	45.7	1.01	33.5	0.73
Foreign exchange (gains) losses	(4.5)	(0.11)	(8.5)	(0.19)
Fair value (gain) loss on interest rate derivatives from Ambac CVA	—	—	42.9	0.94
Adjusted Earnings (loss)	$(149.8)	$(3.30)	$70.4	$1.54
Weighted-average diluted shares outstanding (in millions)		45.4		45.8
Adjusted Book Value. Adjusted Book Value is defined as Total Ambac Financial Group, Inc. stockholders’ equity as reported under GAAP, adjusted for after-tax impact of the following:

•
Non-credit impairment fair value losses on credit derivatives: Elimination of the non-credit impairment fair value loss on credit derivatives, which is the amount in excess of the present value of the expected estimated economic credit loss. GAAP fair values are affected by, and in part fluctuate with, changes in market factors such as interest rates, credit spreads, including Ambac’s CVA that are not expected to result in an economic gain or loss. These adjustments allow for all financial guarantee contracts to be accounted for within Adjusted Book Value consistent with the provisions of the Financial Services—Insurance Topic of the ASC, whether or not they are subject to derivative accounting rules.

•
Insurance intangible asset: Elimination of the financial guarantee insurance intangible asset that arose as a result of Ambac’s emergence from bankruptcy and the implementation of Fresh Start reporting. This adjustment ensures that all financial guarantee contracts are accounted for within Adjusted Book Value consistent with the provisions of the Financial Services—Insurance Topic of the ASC.

•
Ambac CVA on interest rate derivative liabilities: Elimination of the gain relating to Ambac’s CVA on interest rate derivative contracts. Similar to credit derivatives, fair values include the market’s perception of Ambac’s credit risk and this adjustment only allows for such gain when realized.

•
Net unearned premiums and fees in excess of expected losses: Addition of the value of the unearned premium revenue ("UPR") on financial guarantee contracts, in excess of expected losses, net of reinsurance. This non-GAAP adjustment presents the economics of UPR and expected losses for financial guarantee contracts on a consistent basis. In accordance with GAAP, stockholders’ equity reflects a reduction for expected losses only to the extent they exceed UPR. However, when expected losses are less than UPR for a financial guarantee contract, neither expected losses nor UPR have an impact on stockholders’ equity. This non-GAAP adjustment adds UPR in excess of expected losses, net of reinsurance, to stockholders’ equity for financial guarantee contracts where expected losses are less than UPR.

•
Net unrealized investment (gains) losses in Accumulated Other Comprehensive Income: Elimination of the unrealized gains and losses on the Company’s investments that are recorded as a component of accumulated other comprehensive income (“AOCI”). The AOCI component of the fair value adjustment on the investment portfolio may differ from realized gains and losses ultimately recognized by the Company based on the Company’s investment strategy. This adjustment only allows for such gains and losses in Adjusted Book Value when realized.

Ambac has a significant tax NOL that is offset by a full valuation allowance in the GAAP consolidated financial statements. As a result of this and other considerations, for purposes of non-GAAP measures, we utilize a 0% effective tax rate, which is subject to change.
Adjusted Book Value was $1.112 billion, or $24.56 per share, at September 30, 2017, as compared to $1.283 billion, or $28.35 per share, at June 30, 2017. The Adjusted Book Value decrease of 13% or $171.1 million from June 30, 2017 to September 30, 2017 was largely driven by the Adjusted Loss.
The following table reconciles Total Ambac Financial Group, Inc. stockholders’ equity to the non-GAAP measure Adjusted Book Value as of each date presented:

	September 30, 2017		June 30, 2017
($ in millions, other than per share data)	$ Amount	Per Share	$ Amount	Per Share
Total Ambac Financial Group, Inc. stockholders’ equity	$1,508.0	$33.33	$1,674.1	$37.00
Adjustments:
Non-credit impairment fair value losses on credit derivatives	8.5	0.19	8.6	0.19
Insurance intangible asset	(878.0)	(19.41)	(912.2)	(20.16)
Ambac CVA on interest rate derivative liabilities	—	—	—	—
Net unearned premiums and fees in excess of expected losses	625.4	13.82	665.0	14.70
Net unrealized investment (gains) losses in Accumulated Other Comprehensive Income	(152.4)	(3.37)	(152.8)	(3.38)
Adjusted Book Value	$1,111.6	$24.56	$1,282.7	$28.35
Shares outstanding (in millions)		45.3		45.3

Earnings Call and Webcast
On November 9, 2017 at 8:30am (ET), Claude LeBlanc, President and Chief Executive Officer, and David Trick, Executive Vice President and Chief Financial Officer, will discuss third quarter 2017 results during a conference call. A live audio webcast of the call will be available through the Investor Relations section of Ambac’s website, http://ir.ambac.com/events.cfm. Participants may also listen via telephone by dialing (833) 227-5847 (Domestic) or (647) 689-4074 (International); referencing ID# 99386743.
The webcast will be archived on Ambac's website. A replay of the call will be available through November 17, 2017, and can be accessed by dialing (800) 585-8367 (Domestic) or (416) 621-4642 (International); and referencing ID# 99386743.
Additional information is included in an operating supplement and presentations at Ambac's website at www.ambac.com.
About Ambac
Ambac Financial Group, Inc. ("Ambac"), headquartered in New York City, is a holding company whose subsidiaries, including its principal operating subsidiaries, Ambac Assurance Corporation ("AAC"), Everspan Financial Guarantee Corp. and Ambac Assurance UK Limited ("Ambac UK"), provide financial guarantees to clients in both the public and private sectors globally. AAC, including the Segregated Account of AAC (in rehabilitation), is a guarantor of public finance and structured finance obligations. Ambac’s primary goal is to maximize stockholder value by executing the following key strategies: (i) active runoff of Ambac Assurance and its subsidiaries through transaction terminations, policy commutations, settlements and restructurings, with a focus on known and potential future adversely classified credits, that we believe will improve our risk profile, and maximizing the risk-adjusted return on invested assets, (ii) rationalization of Ambac's and its subsidiaries' capital and liability structures, enabling simplification of corporate governance and facilitating the successful rehabilitation of the Segregated Account of Ambac Assurance, (iii) loss recovery through active litigation management and exercise of contractual and legal rights, (iv) ongoing review of organizational effectiveness and efficiency of the operating platform, and (v) evaluation of opportunities in certain business sectors that meet acceptable criteria that will generate long-term stockholder value with attractive risk-adjusted returns. Ambac‘s common stock trades on the NASDAQ Global Select Market under the symbol “AMBC”. The Amended and Restated Certificate of Incorporation of Ambac contains substantial restrictions on the ability to transfer Ambac’s common stock. Subject to limited exceptions, any attempted transfer of common stock shall be prohibited and void to the extent that, as a result of such transfer (or any series of transfers of which such transfer is a part), any person or group of persons shall become a holder of 5% or more of Ambac’s common stock or a holder of 5% or more of Ambac's common stock increases its ownership interest. Ambac is committed to providing timely and accurate information to the investing public, consistent with our legal and regulatory obligations. To that end, we use our website to convey information about our businesses, including the anticipated release of quarterly financial results, quarterly financial, statistical and business-related information, and the posting of updates to the status of certain residential mortgage backed securities litigations. For more information, please go to www.ambac.com.
Contact
Lisa A. Kampf
Managing Director, Investor Relations
(212) 208-3177
lkampf@ambac.com
Forward-Looking Statements
In this press release, we have included statements that may constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “estimate,” “project,” “plan,” “believe,” “anticipate,” “intend,” “planned,” “potential” and similar expressions, or future or conditional verbs such as “will,” “should,” “would,” “could,” and “may,” or the negative of those expressions or verbs, identify forward-looking statements. We caution readers that these statements are not guarantees of future performance. Forward-looking statements are not historical facts but instead represent only our beliefs regarding future events, which, may by their nature be inherently uncertain and some of which may be outside our control. These statements may relate to plans and objectives with respect to the future, among other things which may change. We are alerting you to the possibility that our actual results may differ, possibly materially, from the expected objectives or anticipated results that may be suggested, expressed or implied by these forward-looking statements. Important factors that could cause our results to differ, possibly materially, from those indicated in the forward-looking statements include, among others, those discussed under “Risk Factors” in our most recent SEC filed quarterly or annual report.
Any or all of management’s forward-looking statements here or in other publications may turn out to be incorrect and are based on management’s current belief or opinions. Ambac’s actual results may vary materially, and there are no guarantees about the performance of Ambac’s securities. Among events, risks, uncertainties or factors that could cause actual results to differ materially are: (1) the highly speculative nature of Ambac’s common stock and volatility in the price of Ambac’s common stock; (2) uncertainty concerning our ability to achieve value for holders of Ambac securities, whether from Ambac Assurance Corporation (“Ambac Assurance”) or from transactions or opportunities apart from Ambac Assurance; (3) adverse effects on our share price resulting from future offerings of debt or equity securities that rank senior to our common stock; (4) potential of rehabilitation proceedings against Ambac Assurance; (5) dilution of current shareholder value or adverse effects on our share price resulting from the issuance of additional shares of common stock; (6) inadequacy of reserves established for losses and loss expenses and possibility that changes in loss reserves may result in further volatility of earnings or financial results; (7) decisions made by the rehabilitator of the Segregated Account of Ambac Assurance Corporation (the “Segregated Account”) for the benefit of policyholders that may result in material adverse consequences for holders of Ambac’s securities or holders of securities issued or insured by Ambac Assurance or the Segregated Account; (8) increased fiscal stress experienced by issuers of public finance obligations or an increased incidence of Chapter 9 filings or other restructuring proceedings by public finance issuers; (9) our inability to realize the expected recoveries included in our financial statements; (10) changes in Ambac’s estimated representation and warranty recoveries or loss reserves over time; (11) credit risk throughout our business, including but not limited to credit risk related to residential mortgage-backed securities, student loan and other asset securitizations, collateralized loan obligations, public finance obligations and exposures to reinsurers; (12) concentration and essentiality risk in connection with Military Housing insured debt; (13) the risk that our risk management policies and practices do not anticipate certain risks and/or the magnitude of potential for loss; (14) risks associated with adverse selection as our insured portfolio runs off; (15) adverse effects on operating results or our financial position resulting from measures taken to reduce risks in our insured portfolio; (16) intercompany disputes or disputes with the rehabilitator of the Segregated Account; (17) our inability to complete our announced Rehabilitation Exit Transactions on the terms contemplated or on a timely basis or at all; (18) the risk of loss from market and interest rate risk as Ambac Assurance raises additional liquidity to fund the cash component of the Segregated Account rehabilitation exit plan; (19) our inability to close the Tier 2 Note issuance; (20) our inability to mitigate or remediate losses, commute or reduce insured exposures or achieve recoveries or investment objectives, or the failure of any transaction intended to accomplish one or more of these objectives to deliver anticipated results; (21) our substantial indebtedness could adversely affect our financial condition, operating flexibility and ability to obtain financing in the future; (22) restrictive covenants in agreements and instruments may impair our ability to pursue or achieve our business strategies; (23) loss of control rights in transactions for which we provide insurance due to a finding that Ambac Assurance has defaulted, whether due to the Segregated Account rehabilitation proceedings or otherwise; (24) our results of operation may be adversely affected by events or circumstances that result in the accelerated amortization of our insurance intangible asset; (25) adverse tax consequences or other costs resulting from the Segregated Account rehabilitation plan, from rules and procedures governing the payment of permitted policy claims, or from the characterization of our surplus notes as equity; (26) risks attendant to the change in composition of securities in our investment portfolio; (27) changes in tax law; (28) changes in prevailing interest rates; (29) factors that may influence the amount of installment premiums paid to Ambac, including the Segregated Account rehabilitation proceedings; (30) default by one or more of Ambac Assurance’s portfolio investments, insured issuers or counterparties; (31) market risks impacting assets in our investment portfolio or the value of our assets posted as collateral in respect of interest rate swap transactions; (32) risks relating to determinations of amounts of impairments taken on investments; (33) the risk of litigation and regulatory inquiries or investigations, and the risk of adverse outcomes in connection therewith, which could have a material adverse effect on our business, operations, financial position, profitability or cash flows; (34) our inability to realize value from Ambac Assurance UK Limited or other subsidiaries of Ambac Assurance; (35) system security risks; (36) market spreads and pricing on derivative products insured or issued by Ambac or its subsidiaries; (37) the risk of volatility in income and earnings, including volatility due to the application of fair value accounting; (38) changes in accounting principles or practices that may impact Ambac’s reported financial results; (39) legislative and regulatory developments; (40) the economic impact of “Brexit” may have an adverse effect on Ambac’s insured international portfolio and the value of its foreign investments, both of which primarily reside with its subsidiary Ambac UK; (41) operational risks, including with respect to internal processes, risk and investment models, systems and employees, and failures in services or products provided by third parties; (42) Ambac’s financial position and the Segregated Account rehabilitation proceedings that may prompt departures of key employees and may impact our ability to attract qualified executives and employees; and (43) other risks and uncertainties that have not been identified at this time.

AMBAC FINANCIAL GROUP, INC. AND SUBSIDIARIES
Consolidated Statements of Income (Loss) (Unaudited)

	Three Months Ended
($ in Thousands, except share data)	September 30, 2017	June 30, 2017
Revenues:
Net premiums earned	$52,989	$43,152
Net investment income:
Securities available-for-sale and short-term	80,999	80,943
Other investments	6,178	4,217
Total net investment income	87,177	85,160
Other-than-temporary impairment losses:
Total other-than-temporary impairment losses	(25,664)	(1,763)
Portion of other-than-temporary impairment recognized in other comprehensive income	12,154	—
Net other-than-temporary impairment losses recognized in earnings	(13,510)	(1,763)
Net realized investment gains (losses)	6,150	4,180
Change in fair value of credit derivatives:
Realized gains and other settlements	134	1,134
Unrealized gains (losses)	45	5,490
Net change in fair value of credit derivatives	179	6,624
Net gains (losses) on interest rate derivatives	3,984	34,068
Net realized gains on extinguishment of debt	—	2,179
Other income (expense)	46	467
Income (loss) on variable interest entities	(4,049)	(1,219)
Total revenues	132,966	172,848
Expenses:
Losses and loss expense (benefit)	209,806	66,100
Insurance intangible amortization	45,690	33,471
Operating expenses	33,791	31,051
Interest expense	29,145	28,234
Total expenses	318,432	158,856
Pre-tax income (loss)	(185,466)	13,992
Provision for income taxes	5,439	6,882
Net income (loss) attributable to common stockholders	$(190,905)	$7,110

Net income (loss) per basic share	$(4.20)	$0.16
Net income (loss) per diluted share	$(4.20)	$0.16

Weighted-average number of common shares outstanding:
Basic	45,404,315	45,369,213
Diluted	45,404,315	45,773,509

AMBAC FINANCIAL GROUP, INC. AND SUBSIDIARIES
Consolidated Statements of Income (Loss) (Unaudited)

	Nine Months Ended September 30,
($ in Thousands, except share data)	2017	2016
Revenues:
Net premiums earned	$143,754	$147,420
Net investment income:
Securities available-for-sale and short-term	235,092	201,880
Other investments	18,804	20,616
Total net investment income	253,896	222,496
Other-than-temporary impairment losses:
Total other-than-temporary impairment losses	(48,581)	(82,856)
Portion of other-than-temporary impairment recognized in other comprehensive income	29,366	63,228
Net other-than-temporary impairment losses recognized in earnings	(19,215)	(19,628)
Net realized investment gains (losses)	5,434	27,748
Change in fair value of credit derivatives:
Realized gains and other settlements	1,467	711
Unrealized gains (losses)	6,388	17,843
Net change in fair value of credit derivatives	7,855	18,554
Net gains (losses) on interest rate derivatives	36,538	(134,265)
Net realized gains on extinguishment of debt	4,920	4,845
Other income (expense)	427	17,611
Income (loss) on variable interest entities	(1,567)	(16,119)
Total revenues	432,042	268,662
Expenses:
Losses and loss expense (benefit)	410,917	(226,981)
Insurance intangible amortization	116,686	134,456
Operating expenses	92,822	77,470
Interest expense	88,951	92,632
Total expenses	709,376	77,577
Pre-tax income (loss)	(277,334)	191,085
Provision for income taxes	31,902	21,877
Net income (loss)	$(309,236)	$169,208
Less: net (loss) gain attributable to noncontrolling interest	—	(328)
Net income (loss) attributable to common stockholders	$(309,236)	$169,536

Net income (loss) per basic share	$(6.82)	$3.75
Net income (loss) per diluted share	$(6.82)	$3.74

Weighted-average number of common shares outstanding:
Basic	45,355,671	45,206,429
Diluted	45,355,671	45,372,704

AMBAC FINANCIAL GROUP, INC. AND SUBSIDIARIES
Consolidated Balance Sheets (Unaudited)

($ in Thousands, except share data)	September 30, 2017	June 30, 2017
Assets:
Investments:
Fixed income securities, at fair value (amortized cost: $4,825,555 and $5,165,245)	$4,978,118	$5,318,195
Fixed income securities pledged as collateral, at fair value (amortized cost: $99,424 and $64,944)	99,424	64,928
Short-term investments, at fair value (amortized cost: $716,666 and $504,093)	716,516	504,006
Other investments (includes $406,310 and $419,614 at fair value)	439,987	452,032
Total investments	6,234,045	6,339,161
Cash and cash equivalents	107,018	54,238
Receivable for securities	68,686	3,218
Investment income due and accrued	20,137	24,258
Premium receivables	601,757	653,176
Reinsurance recoverable on paid and unpaid losses	45,976	46,466
Deferred ceded premium	54,773	59,471
Subrogation recoverable	703,930	658,875
Loans	10,390	10,125
Derivative assets	77,287	79,047
Insurance intangible asset	877,972	912,173
Other assets	48,228	70,025
Variable interest entity assets:
Fixed income securities, at fair value	2,785,608	2,722,316
Restricted cash	37,793	5,015
Loans, at fair value	11,557,788	11,301,298
Derivative assets	57,714	65,507
Other assets	3,481	1,074
Total assets	$23,292,583	$23,005,443
Liabilities and Stockholders’ Equity:
Liabilities:
Unearned premiums	$817,538	$893,456
Loss and loss expense reserves	4,704,285	4,582,153
Ceded premiums payable	38,593	39,664
Deferred taxes	1,930	1,866
Current taxes	18,484	26,082
Long-term debt	988,148	988,150
Accrued interest payable	417,522	397,974
Derivative liabilities	90,899	91,549
Other liabilities	65,840	72,582
Payable for securities purchased	55,486	6,126
Variable interest entity liabilities:
Accrued interest payable	3,213	860
Long-term debt, at fair value	12,229,569	11,902,682
Derivative liabilities	2,088,922	2,064,071
Other liabilities	17	15
Total liabilities	21,520,446	21,067,230
Stockholders’ equity:
Preferred stock, par value $0.01 per share; 20,000,000 shares authorized; issued and outstanding shares—none	—	—
Common stock, par value $0.01 per share; 130,000,000 shares authorized; issued and outstanding shares: 45,275,982 and 45,275,982	453	453
Additional paid-in capital	198,629	197,652
Accumulated other comprehensive income	62,680	38,828
Retained earnings	1,246,736	1,437,641
Treasury stock, shares at cost: 24,816 and 24,816	(471)	(471)
Total Ambac Financial Group, Inc. stockholders’ equity	1,508,027	1,674,103
Noncontrolling interest	264,110	264,110
Total stockholders’ equity	1,772,137	1,938,213
Total liabilities and stockholders’ equity	$23,292,583	$23,005,443